UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Sterling Construction Company, Inc.
(Name of Registrant as Specified In Its Charter)

______________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008

Dear Stockholder of Sterling Construction Company:

We are taking the unusual step of writing this letter to you because we are concerned about the adverse impact of the recent RiskMetrics (formerly ISS) recommendation regarding Proposal #2 on our proxy card for our upcoming Annual Meeting of Stockholders on May 8, 2008.  Proposal #2 is to approve the adoption of an Amended and Restated Certificate of Incorporation.

The adoption of Proposal #2 will improve shareholder rights and the overall corporate governance of the Company.  Proposal #2 will also confirm the Certificate of Incorporation more closely to those of other Delaware corporations.  The key amendments in the proposal are —

•	Removal of the restriction on stockholders acquiring more than 4.5% of the Company’s common stock.

•	Reduction of the vote requirement from 75% to a simple majority of stockholders to take the following actions:

o	Removal of directors.

o	Amendment of the Article that sets forth certain powers of directors and related maters.

o	Amendment of the Article that provides for a staggered board of directors.

o	Amendment of the Company’s Bylaws by stockholders.

•	Providing that directors elected by the Board to fill a vacancy serve only until the next Annual Meeting, not for the unexpired term of the class in which the vacancy occurred.

•	Providing the Board with the power to amend the terms of already issued preferred stock.

RiskMetrics acknowledges the positive governance provisions related to the reduction of supermajority voting and the removal of the 4.5% stock ownership limitation.  Yet, they have recommended against the proposal solely based on the Company's failure to make the minor amendment to the preferred stock article a separate proposal.  We believe their conclusion that their objection to the minor preferred stock amendment outweighs the positive aspects of the proposal is completely illogical.

Here are the facts:

•	The proposal will improve the governance profile of Sterling, something that RiskMetrics notes in their report.

•	RiskMetrics notes that the Company already has authorized blank check preferred stock, “…so the marginal impact of these clarifications could be considered negligible”.

•	The proposal will help the Company avoid the significant costs of obtaining 75% approval for future amendments.

•	Except for the minor amendment to the preferred stock article, none of the proposed amendments benefits the Board of Directors; they all benefit the shareholders.

Two other independent leading proxy advisory firms, Glass, Lewis & Co. and PROXY Governance, INC. have recommended that shareholders vote FOR Proposal #2.  Both firms note that elimination of the supermajority voting provisions will benefit shareholders.

The Amended and Restated Certificate of Incorporation requires the affirmative vote of 75% of the shares outstanding, so every vote is important.

Sterling's Board is asking for your help to ensure that the unreasonable position that RiskMetrics has taken does not block passage of a proposal designed to benefit shareholders.  Please vote FOR Proposal #2.  If you have already voted, you can still change your vote by using the enclosed proxy card or by instructing your voting agent to do so.

If you have any questions or need assistance in voting your shares, please call the Company's Chairman & CEO, Patrick T. Manning, our President, Joseph P. Harper, Sr., at (281) 821-9091, or our proxy solicitor, The Altman Group, at (201) 806-2207.

Thank you for your consideration.